Exhibit 10.38

Dated                May 2, 2003

(1)    BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC

(2)    BARRY MUNCASTER

CONSULTANCY AGREEMENT

Dechert

2 Serjeant’s Inn

London

EC4Y 1LT

Date: 7.3.03

Ref: CE305/326614

1320911

THIS AGREEMENT is made on May 2, 2003

BETWEEN:—

(1)	BIOPROGRESS PLC a company registered in England under number 04617139 whose registered office is at Hostmoor Avenue, March, Cambs., PE15 0AX (“the Company”); and

(2)	BARRY MUNCASTER of Woodlands Place, Moulton Road, Kennett, Suffolk CB8 8QT (“the Consultant”).

IT IS AGREED as follows:—

1.	DEFINITIONS

In this agreement the following expressions shall unless the context otherwise requires have the following meanings:—

1.1	“Board” the Board of Directors of the Company or a duly authorised committee thereof;

1.2	“Commencement Date” May 6, 2003;

1.3	“Confidential Information”:—

1.3.1	any trade secrets, trading details or other information of a confidential nature relating to any company in the Group (including, without limitation, details of activities, businesses, forward planning programmes or finances of any such company); and

1.3.2	any other information specifically designated by any company in the Group as confidential; and

1.3.3	any information in relation to which any company in the Group owes a duty of confidentiality to any third party;

1.4	“the Term” the period of one year from the Commencement Date;

1.5	“directly or indirectly” (without prejudice to the generality of the expression) whether as principal or agent (either alone or jointly or in partnership with any other person firm company) or as a shareholder or holder of loan capital in any other company or being concerned or interested in any other person firm or company and whether as a director partner consultant employee or otherwise;

1.6	“Group” together the Company, any holding company of the Company and any subsidiary and subsidiary undertakings of the Company and of such holding company within the meanings of sections 258, 736 and 736A of the Companies Act 1985 and any associated company whether in the United Kingdom or overseas;

1.7	“Termination Date” the date of the termination of this agreement.

2.	TERM

The Consultant shall carry out the Consultant’s duties during the Term. The parties may agree to extend the Term for any further period. The Consultant acknowledges and agrees that he shall not be entitled to any notice of termination under this agreement, however, in the event of its early termination for any reason prior to the expiry of the Term the Group shall pay forthwith upon termination all sums due and owing to the Consultant at the time of termination and an amount equal to the full sum that would have been paid to the Consultant between the date of termination and the end of the Term.

3.	CONSULTANT’S DUTIES

3.1	The Consultant shall perform his duties in a good, efficient and proper manner. These duties are to act as consultant to the Company and to provide such assistance and advice as may be necessary relating to matters such as:—

(a)	the strategy of the Company;

(b)	the performance of the Company and its subsidiaries;

(c)	present and future availability of the use of resources;

3.2	During the Term, the Consultant shall use all proper means to the best of his ability to maintain and improve the business of the Company and the Group and further their respective reputation and interests.

3.3	As and when reasonably required by the Company, the Consultant shall provide the Company with details of time spent by the Consultant on his duties under this agreement.

3.4	The Consultant shall, if requested, carry out his duties at the March, Cambridgeshire offices of the Company, other wise the Consultant shall perform his duties at his home office.

3.5	The Consultant shall ensure that he is available as required and for a maximum of twelve days per month during the Term for the purposes of performing his duties under this agreement. Additionally, the Consultant agrees to make himself available at such times and for such periods as may be necessary (or as reasonably required) to deal with matters of significance to the Company or otherwise falling within the scope of his responsibilities under this agreement.

3.6	The Consultant shall normally ensure that he is available as described in clause 3.5 above to perform his duties and shall not be unavailable to provide services for more than one continuous month in any 12 month period (unless prevented from performing his duties as a result of sickness or accident) without the Company’s consent. In the event that the Consultant becomes unavailable for any reason to perform his duties under this agreement the Consultant shall be obliged promptly to notify the Company of his unavailability.

3.7	The Consultant may provide services to any other party and the Consultant may undertake outside offices, employment and other business activities provided however that the Consultant shall inform the Company forthwith of any proposed appointment or engagement with any person, firm or company where such proposed appointment or engagement relates to a business which is in competition with any of the businesses operated by any company in the Group or in which any company in the Group has a direct investment (in which case the Consultant shall obtain the written consent of the Company before undertaking any such appointment or engagement, such consent not to be unreasonably withheld or delayed by the Company).

3.8	The Consultant shall comply at all times with any policies adopted from time to time by the Company relating to insider dealing.

4.	CONSULTANCY FEE

4.1	The Company shall pay to the Consultant a consultancy fee of £96,000 plus VAT (if appropriate) per annum.

4.2	The consultancy fee referred to in clause 4.1 will be payable in equal monthly instalments of £8,000 (plus VAT if applicable) in arrears after receipt by the Company of an appropriate invoice and the Company shall settle such invoice within 7 days of receipt.

4.3	For the avoidance of doubt, the consultancy fee shall be due and payable each month during the Term regardless of the actual number of days provided by the Consultant during any given month. The days to be provided by the Consultant to a maximum of twelve each month shall be on a use them or lose them basis and any days not used by the Company shall not be carried forward from month to month.

4.4	In the event that the Company requires a day or days in excess of the maximum number to be provided by the Consultant in any given month, and subject to the availability of the Consultant, then the Company shall pay an additional fee of £600 (plus VAT if applicable) per diem or part thereof.

5.	AUTHORITY

The Consultant shall not without the prior consent of the Board incur on behalf of the Company or any company in the Group any capital expenditure in excess of such sums as are authorised from time to time and shall not enter into on behalf of the Company or any company in the Group any commitment, contract or arrangement outside the scope of the Consultant’s duties under this agreement. The Group will not expect or ask the Consultant to perform any duty or act beyond the scope of this agreement which in any circumstance could be deemed to be or be construed to be that of acting as an officer or director of the Group.

6.	CONFIDENTIALITY

The Consultant shall not at any time during or after the Term except in the proper performance of the Consultant’s duties under this agreement or as may be required by law or by any regulatory authority, use, disclose or divulge to any person, firm or company and Confidential Information which has or may have come to his knowledge either during the Consultant’s prior engagement by the Company or during the course of this agreement, save that this obligation shall not extend to any matters which are or shall be in the public domain otherwise than due to the Consultant’s default.

7.	TERMINATION BY EVENTS OF DEFAULT

7.1	If the Consultant shall have committed a breach of this agreement which is not capable of remedy or, if capable of remedy, shall have failed to remedy such a breach within 30 days of being notified of such breach by the Company, the Company may at any time without prejudice to any rights or claims it may have against the Consultant by notice in writing terminate this agreement with immediate effect and without any liability to pay any compensation, damages or fees in relation to any period after the date on which this agreement is terminated if at any time the Consultant shall:—

7.1.1	become bankrupt or compound with his creditors or suffer execution against his effects; or

7.1.2	be prohibited by law from holding the office of director in any company; or

7.1.3	be guilty of gross default or misconduct affecting the business of the Company; or

7.1.4	wilfully neglect to carry out the Consultant’s duties; or

7.1.5	commit any fundamental breach of any part of this agreement or its or his respective obligations under it; or

7.1.6	become incapacitated from performing his duties under this agreement by reason of illness, injury or otherwise for a consecutive period exceeding 3 months;

7.1.7	have conducted himself or itself in any manner which, in the reasonable opinion of the Company, has brought or is likely to bring the Company into disrepute.

7.2	The Consultant may at any time without prejudice to any rights or claims he may have against the Company by notice in writing terminate this agreement with immediate effect if the Company shall have committed a breach of this agreement which is not capable of remedy or, if capable of remedy, shall have failed to remedy such a breach within 14 days of being notified of such breach by the Consultant.

8.	OBLIGATIONS ON TERMINATION

8.1	On termination of this agreement for any reason, the Consultant shall immediately deliver to the Company all records, documents, accounts, letters and papers of every description including copies thereof within his possession or control relating to the affairs and business of the Company and any other property belonging to the Company.

8.2	On termination of this agreement for any reason, the Consultant shall also, if requested to by the Company, resign any directorship which the Consultant may hold in any company in the Group and if the appropriate resignation shall not be signed and delivered by the Consultant to the Company within 7 days after such request, the Consultant agrees that the Board of Directors of the Company may appoint any director of the Company to sign such notice of resignation for and on behalf of the Consultant in his name for such purpose.

8.3	The company shall forthwith pay to the Consultant all sums due, falling due and outstanding at the date of termination.

9.	SELF-EMPLOYED STATUS

The Consultant warrants and represents to the Company that he is an independent contractor and as such will bear sole responsibility for the payment of any income tax and employer’s and employee’s national insurance contributions which may be found due in relation to any fee payable pursuant to this agreement. The Consultant accordingly agrees fully to indemnify and to keep fully indemnified the Company and each company in the Group against all and any liabilities for income tax, employer’s and employee’s national insurance and any other statutory deduction arising in respect of any fee payable under this agreement. The Consultant is not and shall not be deemed to be an employee of the Company for any purpose whatsoever. The termination of this agreement by the Company or the expiry of its term without renewal shall not in any circumstances constitute or be deemed to constitute a dismissal for any purposes.

10.	NOTICES

Any notice:—

(i)	shall be in writing;

(ii)	to be given to the Company shall be sufficiently served if either delivered personally to or sent by first class post to its registered office for the time being;

(iii)	to be given to the Consultant shall be sufficiently served if delivered to him personally or sent by first class post to his usual or last known address;

(iv)	if posted shall be deemed to be served at the time when in the ordinary course of post such notice would have been received.

Executed as a Deed and delivered by	)

the Company acting by:—)
/s/ Malcolm Brown
Director

/s/ Elizabeth Edwards
Director/Secretary
Signed as a Deed and delivered by )

the Consultant in the presence of:— )	/s/ Eunice M. Bond

Eunice M. Bond

17 Shepperson Grove

March

Cambridgeshire

PE15 9ES

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